Exhibit 10.1

Executive Employment Agreement

This Executive Employment Agreement (“Agreement”) dated September 1, 2022 (the “Effective Date”) is entered into between Bright Green Corporation (the “Company”) and Terry Rafih (the “Executive”). The Company and the Executive are collectively referred to as the “Parties.”

This Agreement is being executed and delivered as consideration for, in connection with, and as a condition precedent to your employment or continued employment with the Company. In consideration of the mutual covenants and agreements set forth herein, the Parties agree as follows:

1. Employment

A. The Agreement will be effective from the Effective Date and will continue in effect until it is terminated in accordance with Section 3 (the “Employment Period”).

B. The Executive shall serve as Executive Chairman and Chief Executive Officer (“CEO”) of the Company and, subject to his election to the Board of Directors of the Company (the “Board”) by the stockholders of the Company, he shall serve as the Chairman of the Board. During the Employment Period, the Executive shall report directly to the Board and will be assigned tasks, responsibilities and duties as the Board sees fit. The Executive will be responsible for working closely with the Board, and the executive team of the Company to further the goals and objectives of the Company, including (i) the development of corporate strategy for the Company’s near and long-term growth, (ii) finance activities required to capitalize the Company, (iii) identifying opportunities for value-creation, strategic partnerships, and (iv) expansion and implementation of relationships with government officials and other stakeholders of critical importance to the Company; all consistent with the usual and customary duties of an Executive Chairman and CEO.

C. The Executive agrees to abide by the Company’s rules, regulations, instructions, personnel practices and policies and any changes therein that may be adopted from time to time by the Company. The Executive shall devote significant working time and efforts to the business and affairs of the Company, consistent with completion of his job duties as the Executive Chairman and CEO as set forth above; provided, that it shall not be considered a violation of the foregoing for the Executive to (i) with the prior consent of the Board, serve on corporate, industry, civic or charitable boards or committees, and (ii) manage his personal or family business and investments, so long as none of such activities significantly interferes with the Executive duties hereunder. The Board acknowledges that, after disclosure by the Executive, the Board has provided its consent to the ongoing participation in the public and private businesses that are listed on Exhibit A and that such participation does not, in any way, conflict with his role at the Company.

D. It is understood and agreed that the Executive will serve as the Company’s “principal executive officer,” in accordance with SEC rules and regulations.

E. The Executive’s services may be performed remotely, subject to travel from time to time as reasonably required in connection with the Executive’s duties.

2. Compensation and Benefits.

A. Base Salary. The Company will pay to the Executive, compensation for the services rendered by the Executive during Executive’s employment under this Agreement a base salary of six hundred thousand ($600,000.00) per year (the “Base Salary”) to be earned in semi-monthly equal installments of twenty-five thousand dollars ($25,000.00), subject to any adjustments to the Company’s payroll schedule and customary withholdings. Payment of the Executive’s Base Salary may be deferred in whole or in part at the discretion of the Company until the earlier of March 15, 2023, or until such time as the Board of Directors of the Company determines that the Company has sufficient cash flow from operations or has raised sufficient capital to pay any amounts deferred; at which point amounts deferred shall be paid and thereafter all amounts earned as Base Salary will be paid as provided herein according to the Company’s normal payroll practices.

B. Cash Bonus Compensation. The Executive shall be eligible to receive annual cash bonus compensation of up to one hundred fifty percent (150%) of Executive’s Base Salary (the “Cash Bonus”) to be awarded each year based on such individual, departmental, and Company-wide objective performance criteria or other factors, as the Board may establish. The Cash Bonus shall be determined prior to the end of the calendar year and paid within two and one-half months after the end of the calendar year. Except as expressly set forth herein, the Executive will not be entitled to receive payment of the Cash Bonus for any year unless Executive is employed by the Company on the date the Cash Bonus is determined. Performance objectives and the payout schedule relating to satisfying those objectives must be established by the Board or a duly constituted committee of the Board annually in consultation with the Executive and communicated in advance to the Executive. For the calendar year 2022, whether and the extent to which the Executive shall be entitled to all or a portion of his Cash Bonus shall be determined by the Board in its reasonable good faith judgment after evaluating whether and the extent to which the Company may have achieved the following:

i. Completed construction of the Company’s cannabis growing facilities located in Grants, New Mexico;

ii. Secured final Federal Registration for the Bulk Manufacturing of cannabis with the U.S. Drug Enforcement Agency (“DEA”);

iii. Commenced cannabis growing operations;

iv. Acquired or secured an agreement to acquire at least 25% of the stock Alterola Biotech, Inc;

v. Operations were expanded to develop and produce cannabinoid and cannabinoid-like medicines and products;

vi. Filed a request with the DEA to change cannabis from a schedule 1 narcotic;

vii. Received a grant from the State of New Mexico related to cannabis operations;

viii. Created a Scientific Advisory Board within the Company

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ix. Hired additional executives to work for the Company; and/or

x. Received economic value through improvements in capital structure, economic value added or other value-added measurements like increases in share price, achieved of working capital targets, increased enterprise value, and/or fund raising.

C. Executive Compensation Programs. The Executive shall have the right to participate in all equity, stock, and similar compensation plans, and programs as adopted by the Company and in such amounts as agreed upon by the Executive and the Company. Nothing in this Section 2.C. will replace or exclude the Executive from also participating in any Director compensation programs adopted by the Company. Subject to and conditioned upon the approval by the Board and the shareholders of the Company, the Company will issue 10,000,000 shares of the Company’s common stock to Executive as soon as reasonably practicable following the execution of this Agreement. Such shares shall vest and become nonforfeitable as follows: (i) 3,000,000 shares shall be fully vested and non-forfeitable upon issuance of such shares; and (ii) 7,000,000 shares shall vest and become non-forfeitable on a quarterly basis over a period of two years commencing on the date the Stockholders approve the grant of these shares, provided the Executive remain in continuous service on behalf of the Company (whether as an employee, director, consultant, or independent contractor) through the applicable vesting date, subject to acceleration of vesting in accordance with Sections 3.D. and 3.E. hereof.

D. Revenue Bonuses. To incentivize the Executive to move the Company from a pre-revenue company to a revenue-generating company, the Executive will receive an annual bonus equal to 1.5% of the net revenue generated by the Company (calculated according to U.S. GAAP) for each of the Company’s fiscal years ended 2022, 2023 and 2024 (the “Revenue Bonus”). Subject to the deferral requirements in Section 2.A., such bonus will be paid by each March 15th of the calendar year after the year the Company generated the net revenue on which the amount of the annual Revenue Bonus was calculated. Except as expressly set forth herein, the Executive will not be entitled to receive payment of the Revenue Bonus for any year unless Executive remains in continuous service on behalf of the Company (whether as an employee, director, consultant, or independent contractor) on the date the Revenue Bonus is determined.

E. Benefits.

i. The Executive will be entitled to participate in any group insurance, medical, pension, retirement, expense reimbursement, or other plans, programs, or benefits the Company offers to executives, according to the terms of those plans or programs. The Company is not obligated to adopt or maintain any particular plan, program, or benefit and may amend, modify, or terminate any plan, program or benefit at any time with or without advance notice to the Executive.

ii. Given the absence of a medical benefits program at this time, the Executive shall be entitled to a Company paid annual physical, at a medical facility of the Executive’s choice.

iii. The Executive shall be entitled to paid time off (“PTO”) in a form and manner that does not diminish the Executive’s ability to fulfill his duties and responsibilities.

iv. The Executive will be entitled to a phone allowance as set by the Company in accordance with the Company’s policies.

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F. Location. The Company acknowledges and agrees that the Executive will work remotely in a jurisdiction of the Executive’s choice, traveling to Grants, New Mexico, or such other locations as appropriate to conduct business on an as needed basis. For avoidance of doubt, the provisions of this Section 2.F. shall be deemed to be a material term of this Agreement.

G. Reimbursement for Expenses. The Company will reimburse the Executive for all reasonable expenses, including reasonable travel expenses, incurred, or paid by the Executive in connection with, or related to, the performance of his duties, responsibilities, or services under this Agreement, in accordance with applicable Company policies and procedures and upon presentation by the Executive of documentation, expense statements, vouchers and/or such other supporting information as the Company may request. The Company agrees that the Executive may travel First Class where and when available and stay in similarly qualified overnight accommodations.

H. Survival of Compensation & Benefits. In the event of the Executives death or permanent incapacitation all sums owing to the Executive at such time shall be paid to such person(s) the Executive designates in writing to the Company, or if such person does not survive the Executive, to such other beneficiaries as specified in Executive’s Last Will & Testament or other estate planning measure of the Executive or in accordance with applicable laws of descent and distribution. For avoidance of doubt, the beneficiary designation provisions set forth in any employee benefit established and maintained by the Company shall take precedence over the provisions of this Section 2.H. with respect to any death or disability benefits provided thereunder.

I. Directors and Officers Insurance. Throughout the Employment Period and for a period of two (2) years thereafter the Executive shall be entitled to director and officer insurance coverage for his acts and omissions while an officer and director of the Company to the extent applicable, on a basis as determined by the Company, but no less favorable to the Executive than the coverage provided to any other current officers and/or directors. The provision of such insurance coverage will be at the sole cost of the Company.

3. Employment Term.

A. No Set Length of Employment. This Agreement does not guarantee any specific length of employment, except as specifically provided in this Section 3.

B. Involuntary Termination for Cause or Resignation Without Good Reason. The Executive’s employment hereunder may be terminated by the Company for Cause (as defined in Section 3.F. below), or by the Executive without Good Reason (as defined in Section 3.F. below). In the event of such termination, the Executive shall be entitled to receive (without duplication):

i. accrued but unpaid Base Salary for services rendered through the date of termination and accrued but unused vacation which shall be paid on the pay date immediately following the termination date in accordance with the Company’s customary payroll procedures;

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ii. reimbursement for unreimbursed business expenses properly incurred by the Executive, which shall be subject to and paid in accordance with the Company’s expense reimbursement policy;

iii. amounts which the Executive has earned and are owed to him pursuant to the terms of any written agreements, compensation and/or equity plans or programs of the Company or any of its affiliates as of the termination date, including, but not limited to any awards granted pursuant to any such plans or programs (such amounts subject to the terms and rights of those agreements and plans, all of which may differ based on the events of termination, and based on any discretion of the Board or the Company to accelerate vesting);

iv. amounts to which the Executive is legally entitled pursuant to any employee benefit plans of the Company or any of its affiliates as of the termination date (including, but not limited to, life insurance proceeds upon death and/or disability insurance proceeds upon disability); and

v. any indemnification rights the Executive has in connection with his service as an officer and/or director of the Company and/or its affiliates as of the termination date, whether pursuant to the Company’s governing documents or otherwise.

C. Accrued Obligations. Items 3.B.i. through 3.B.v. are collectively referred to herein as the “Accrued Obligations.” For avoidance of doubt, no portion of either the Cash Bonus or the Revenue Bonus that has not been determined prior to the date of termination shall be considered an Accrued Obligation, but any amounts of any Cash Bonus or Revenue Bonus that were determined prior to the date of termination, but have not yet been paid, shall be considered an Accrued Obligation and will be payable as provided in Section 3.B.iii. or iv., as applicable.

D. Involuntary Termination Without Cause or Resignation for Good Reason. The Company shall be entitled to terminate the Executive’s employment without Cause and the Executive may resign his employment with Good Reason, each upon ninety (90) days written notice. In the event of such termination, the Executive shall be entitled to receive the Accrued Obligations and subject to the Executive’s continuing compliance with the terms of this Agreement (including without limitation Sections 4, 5, and 6) and the Confidentiality Agreement and subject to the Executive’s execution of a release of claim in favor of the Company, its affiliates and their respective officers and directors in a form provided by the Company (the “Release”) and such Release becoming effective within sixty (60) days following the termination date (such sixty (60) day period, the “Release Execution Period”), the Executive shall be entitled to receive all of the following (without any duplication):

i. Severance pay in the form of a lump sum payment equal to two (2) times the sum of (a) the Executive’s Base Salary then in effect and (b) two (2) times the maximum Cash Bonus then in effect for the current year; which amounts shall be paid within fourteen (14) days following the end of the Release Execution Period.

ii. Any earned but unpaid Revenue Bonus with respect to any completed fiscal year immediately preceding the termination date, the amount of which shall be paid on the otherwise applicable payment date, except to the extent payment is otherwise deferred pursuant to any applicable deferred compensation arrangement.

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iii. Any Revenue Bonus the Executive would have earned for the full year in which such termination occurred prorated based on the date of termination as follows: The applicable Revenue Bonus for that year will be multiplied by a fraction, the numerator of which is the number of days the Executive was employed by the Company during the year the Executive’s employment was terminated and the denominator of which is three hundred sixty five (365). Such amount shall be paid on the applicable payment date, except to the extent payment is otherwise deferred pursuant to any applicable deferred compensation arrangement.

iv. All rights to which the Executive is entitled under each equity award as determined in accordance with the terms of the equity plans, programs, or award agreement under which any such equity has been granted; provided, however, notwithstanding the terms of any such plan, program or applicable equity award agreements:

a. all outstanding unvested stock options or stock appreciation rights granted to the Executive during the Employment Period that do not vest based on the attainment of performance goals shall become fully vested and exercisable for the remainder any applicable term;

b. all outstanding equity-based compensation awards (other than any stock options or stock appreciation rights) granted to Executive during the Employment Period that do not vest based on the attainment of performance goals, shall become fully vested and the restrictions thereon shall lapse; provided that, any delays in the settlement or payment of such awards that are set forth in the applicable award agreement and that are required under Section 409A (as defined in Section 9 below) of the Code (as defined in Section 9 below) shall remain in effect; and

c. all outstanding stock options, stock appreciation rights and other equity-based compensation awards granted to Executive during the Employment Period that vest based on the attainment of performance goals shall remain outstanding without regard to any service requirements and shall vest or be forfeited in accordance with the terms of the applicable award agreements.

v. If the Executive timely elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) within the time period prescribed pursuant to COBRA for the Executive and the Executive’s eligible dependents, then the Company will reimburse the Executive for the COBRA premiums for such coverage (at the coverage levels in effect immediately prior to the Executive’s termination) until the earlier of (A) a period of thirty-six (36) months from the date of termination or (B) the date upon which the Executive and/or the Executive’s eligible dependents are no longer eligible for COBRA continuation coverage. The reimbursements will be made by the Company to the Executive consistent with the Company’s normal expense reimbursement policy. For the avoidance of doubt, the COBRA reimbursement payments may be used for any purpose, including, but not limited to continuation coverage under COBRA, and will be subject to all applicable tax withholdings.

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E. Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death during the employment term, and the Company may terminate the Executive’s employment on account of the Executive’s Disability, without notice. Upon such termination and subject to the Executive’s continuing compliance with the terms of this Agreement and the Confidentiality Agreement (in the case of Disability) and subject to the Executive’s or his estate’s or beneficiaries’ execution of a Release and such Release becoming effective within the Release Execution Period, the Executive (or the Executive’s estate and/or beneficiaries, as the case may be) shall be entitled to receive the following (without duplication):

i. the Accrued Obligations;

ii. a lump sum payment equal to the Cash Bonus and Revenue Bonus, if any, that the Executive would have earned for the fiscal year in which the termination date occurs based on the achievement of applicable performance goals for such year, which shall be payable on the date that such bonuses are paid to the Company’s similarly situated executives, but in no event later than two-and-a-half months following the end of the fiscal year in which the termination date occurs; and

iii. one hundred percent (100%) accelerated vesting of all the Executive’s then unvested stock options, stock appreciation rights and other equity-based awards that that do not vest based on the attainment of performance goals, and the right for all unvested stock options, stock appreciation rights restricted stock units and other equity-based awards that vest based on the attainment of performance goals to remain outstanding with our regard to any service requirements and vest or be forfeited in accordance with the terms of the applicable award agreements.

Notwithstanding any other provision contained herein, all payments made in connection with the Executive’s Disability shall be provided in a manner which is consistent with federal and state law.

F. Definitions. For purposes of Section 3 and this Agreement, the following terms shall have the following meanings:

i. “Cause” shall mean:

a. the Executive’s conviction of or entry of a plea of guilty or nolo contendere to, any felony (other than relating to cannabis);

b. the Executive’s refusal to perform his reasonably assigned duties for the Company (other than as a result of the Executive’s incapacity due to physical or mental illness); (3) the Executive engaging in any act of material dishonesty or fraud;

c. the Executive engaging in willful misconduct or gross negligence in the performance of his duties;

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d. the Executive materially breaches this Agreement (other than violations of policies); or

e. the Executive’s willful and material violation of any material written policy applicable to the Executive that could reasonably be expected to materially impair or damage the property, goodwill, reputation, business or finances of the Company;

Provided, however, that Cause shall not exist under (b), (d) or (e) above unless the Company has delivered written notice to the Executive, signed by a duly authorized officer of the Company, specifying the event(s) above that constitute Cause, and if capable of cure, the Executive has failed to reasonably cure such event(s) within thirty (30) days of receiving such written notice; and further provided that the Company may not terminate the Executive for Cause unless and until the Executive has been given a reasonable opportunity to appear in person before a meeting of the Board with his counsel and given an adequate opportunity to be heard.

ii. “Good Reason” shall mean, without the Executive’s written consent:

a.   there is a material reduction of the level of the Executive’s compensation (except where there is a general reduction applicable to the management team generally);

b. the Executive is no longer the Executive Chairman or no longer reports directly to the Board;

c.   there is a material reduction in the Executive’s responsibility, duties or authority;

d. there is a material breach of this Agreement by the Company; or,

e.   a change in the geographic location at which the Executive must or is permitted to perform Executive’s services.

Provided, however, the Executive cannot terminate his employment for Good Reason unless the Executive has provided written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within thirty (30) days of the initial existence of such grounds and the Company has had at least thirty (30) days from the date on which such notice is provided to cure such circumstances. If the Executive does not terminate employment for Good Reason within sixty (60) days after the first occurrence of the applicable grounds, then the Executive will be deemed to have waived the right to terminate for Good Reason with respect to such grounds.

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iii. “Disability” means the Executive is unable to perform the essential functions of the Executive’s then-existing position or positions under this Agreement, with or without reasonable accommodation, for a period of one hundred eighty (180) days (which need not be consecutive) in any twelve (12) month period. If any question arises as to whether during any period the Executive is unable to perform the essential functions of the Executive’s then existing position or positions, with or without reasonable accommodation, the Company may require the Executive to submit a medical certification providing additional information providing details about any disability and the expected length of disability. Nothing in this Section 3.F.iii. will be construed to waive the Executive’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §§ 2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §§ 12101 et seq.

4. Confidential Information.

A. Definition “Confidential Information” shall mean and include, without limitation, all non-public Company information, whether written or oral, tangible or intangible, of a private, secret, proprietary or confidential nature, of or concerning the Company and its business and operations, including without limitation, any trade secrets or know-how, Programs (as defined in Section 6 below) and other computer software programs in both source code and object code form (including, without limitation, Programs) and any rights relating thereto, information relating to any product (whether actual or proposed), development (including any improvement, advancement or modification thereto), technology, technique, process or methodology, any sales, promotional or marketing plans, programs, techniques, practices or strategies, any expansion plans (including existing and entry into new geographic and/or product markets), any operational and management guidelines, any corporate and commercial policies, any cost, pricing or other financial data or projections, the identity and background of any customer, prospect or supplier, and any other information which is to be treated as confidential because of any duty of confidentiality owed by the Company to a third party or any other information that the Company may, in the ordinary course of business, possess or use and not release externally without restriction on use or disclosure.

B. Use and Disclosure. The Executive agrees that at all times during and after his/her employment with the Company, the Executive shall: (i) hold the Confidential Information in confidence and refrain from disclosing or transmitting any Confidential Information to any other party; (ii) use the Confidential Information solely in connection with his/her employment with the Company and for no other purpose; and (iii) take all reasonable precautions necessary to ensure that the Confidential Information shall not be, or be permitted to be, shown, copied or disclosed to third parties, without the prior written consent of the Company.

C. Return of Confidential Information. Upon the Executive’s separation of employment with the Company for any reason, the Executive shall, within thirty (30) business days after the separation, inventory and deliver to the Company all Confidential Information in his or her possession, custody, or control, without retaining any copies, extracts or other reproductions, whether in hard copy or electronic form, in whole or in part thereof.

D. Ordered Disclosure. If the Executive is ordered to disclose any Confidential Information, whether in a legal or regulatory proceeding or otherwise, the Executive shall disclose only that portion of the Confidential Information that the Executive is ordered and legally obligated to disclose.

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E. Permitted Legal Disclosures. Pursuant to the Defend Trade Secrets Act of 2016, the Executive shall not be held criminally, or civilly, liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in confidence either directly or indirectly to a Federal, state or local government official, or an attorney, for the sole purpose of reporting, or investigating, a violation of law. The Executive may disclose trade secrets in a complaint, or other document, filed in a lawsuit, or other proceeding, if such filing is made under seal. If the Executive files a lawsuit alleging retaliation by Company for reporting a suspected violation of law, he may disclose the trade secret to his attorney and use the trade secret in the court proceeding, if he files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

5. Restrictive Covenants.

A. The Executive acknowledges that in connection with the employment, the Executive will have access to specific trade secrets, Confidential Information, including but not limited to confidential business lists, other confidential records, cannabis standard operating procedures, customer goodwill, and specialized training belonging to the Company, any or all of which have great competitive value to the Company, the misuse of which would cause the Company irreparable harm, and which justify the reasonable restraints on the Executive’s post-employment activities as set forth in this Agreement.

B. Non-Solicitation.

i. The Executive agrees that, for a period of twenty-four (24) months following the termination of the Executive’s employment with the Company, whether the termination of employment is initiated by the Executive or Company for any reason, the Executive shall not directly or indirectly hire, offer to hire, employ, or cause any business directly or indirectly controlled by him/her or that employs him, to hire, offer to hire, or employ any person who was employed by the Company at any time during the twelve (12) month period ending on the effective date of the Executive’s termination of employment, or in any manner solicit, attempt to solicit, or induce any such person to leave his/her employment with the Company.

ii. The Executive agrees that, for a period of twenty-four (24) months following the termination of the Executive’s employment with the Company, whether the termination of employment is initiated by the Executive or the Company for any reason, the Executive shall not solicit (i) any individual or entity with whom (or which) the Executive had material contact, or whose Company account the Executive handled or managed, at any time during the twelve (12) month period ending on the effective date of the Executive’s termination of employment, where such solicitation is related to growing of cannabis; (ii) any business or individual about whom (or which) the Executive obtained or reviewed Confidential Information at any time during the twelve (12) month period ending on the effective date of the termination of the Executive’s employment, where such solicitation is related to the growing of cannabis; and (iii) any individual or entity who (or which) is a customer or vendor of the Company to withdraw, curtail or cancel any such customer’s or vendor’s business with the Company.

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C. Non-Competition.

i. The Executive agrees that the Executive will not, for a period of twenty-four (24) months following the termination of the Executive’s employment with the Company, whether the termination of employment is initiated by the Executive or the Company (for any reason), Perform Services (as defined below) for, or on behalf of, any Competitor (as defined below) in the Restricted Area.

ii. The Executive further agrees that, absent written permission from the Company, which permission shall not be unreasonably withheld, the Executive will not, for a period of twenty-four (24) months following the end of the Executive’s employment with the Company, whether such separation is initiated by the Executive or the Company, engage in the growing of cannabis in New Mexico or in connection with any related business located within New Mexico.

iii. The Parties acknowledge and agree that this Section 5.C. is intended to encompass any activity or conduct undertaken within New Mexico, as well as any activity or conduct directed toward the Restricted Area from outside the Restricted Area, regardless of the actual physical business address or location of Executive at the time the activity or conduct is undertaken.

D. Judicial Modification. In the event a court concludes that twenty-four (24) months is an unreasonable period of time for any particular restriction in Section 5, such restriction will end at the earlier of twelve (12) months after the Executive’s employment with the Company ends, and the Court’s decision.

E. Future Employment. The Executive will notify any potential employer of the restrictive covenants set forth in this Agreement before the Executive accepts any offer of employment with any individual or any business engaged in growing cannabis or any other cannabis related business in the Restricted Area which the Company is engaged at any time during the last nine (9) months of the Executive’s employment.

F. Definitions. For purposes of this Section 5 (or as applicable in Sections 4 and 6), the following terms shall have the following meanings:

i. “Company’s Industry” means the agricultural endeavor of farming cannabis.

ii. “Competitor” means any similarly situated companies in the industry.

iii. “Perform Services” means any of the following activities within the Restricted Area, whether done directly or through others, whether done in person or through telephonic, electronic, or some other means of communication, and whether done as a principal, director, officer, agent, the Executive, contractor, or consultant: (1) performing any kind of services or duties related to growing cannabis (2) selling, marketing, managing, or brokering products related to growing cannabis; (3) formulating, reviewing, or implementing long or short-term marketing, sales, or operational strategies related to growing cannabis; (4) conducting, participating in, or otherwise assisting any review of the prices or rates charged by a business engaged in the growing of cannabis.

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iv. “Programs” shall mean and include, without limitation, ideas, routines, object and source codes, specifications, flowcharts and other material and documentation, together with all information, data and know-how, alterations, corrections, improvements, and upgrades thereto.

v. “Restricted Area” means the state of New Mexico and any other state in which the Executive Performed Services during the twelve (12) month period ending on the effective date of the Executive’s termination employment with the Company.

vi. “Work Product” shall mean and include, without limitation, any and all Company Programs, products, designs, works, discoveries, inventions and improvements, and other results of Executive’s employment with the Company that may be conceived, developed, produced, prepared, created or contributed to (whether at the Company’s premises or elsewhere) by the Executive, acting alone or with others, during the period of his employment with the Company (or at any time after the termination of the Executive’s employment if derived from, based upon or relating to any Confidential Information).

6. Ownership of Work Product/Inventions.

A. Ownership or Rights. The Executive agrees and acknowledges that all (i) Work Product that is conceived, created, designed, developed or contributed by the Executive in his/her capacity as an executive or contractor of the Company is deemed to be within the scope of his/her employment, and (ii) “works made for hire” under the U.S. Copyright Act (or other applicable statute), and all worldwide rights, title and interest in and to any and all Work Product, shall be and remain the exclusive property of the Company, free from any legal or equitable claim of right, title or interest which the Executive might have in or with respect thereto.

B. Assignment of Rights. The Executive acknowledges that all Work Product that is not covered by Section 6.A. above shall be deemed to have been specifically ordered or commissioned by the Company, and in consideration of the compensation and other benefits provided to the Executive, the Executive hereby assigns, transfers and conveys to the Company any and all worldwide right, title and interest that he or she may have in or to the Work Product, including without limitation, any right, title and interest in or to the Work Product arising under trade secret, copyright, mask work, patent laws or any other laws. During and after the term of the Executive’s employment with the Company, the Executive shall from time to time and when requested by the Company and at the Company’s expense, but without further consideration to the Executive: (i) execute all paper and documents and perform all other acts necessary or appropriate, in the sole discretion of the Company, to evidence or further document the Company’s ownership of the Work Product and the above-mentioned proprietary rights therein.

7. Other Agreements. The Executive hereby represents that the Executive’s performance of all the terms of this Agreement and the performance of the Executive’s duties as an executive of the Company does not, and will not, breach any agreement to keep in confidence confidential information, knowledge or data acquired by the Executive in confidence or in trust prior to his employment with the Company or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party, or to refrain from soliciting the employees, customers or suppliers of such previous employer or other party. The Executive also represents that he will not disclose to the Company or induce the Company to use any confidential information, knowledge or material belonging to any previous employer or others.

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8. Assignment. Neither party may assign, transfer, or convey this Agreement without the other party’s prior written consent. Notwithstanding the forgoing, this Agreement will be binding upon and inure to the benefit of the heirs, executors, and legal representatives of the Executive upon the Executive’s death and will be binding upon and inure to the benefit of the successors and assigns of the Company.

9. Compliance with Section 409A of the Internal Revenue Code. All payments under this Agreement are intended to be exempt from or comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and applicable regulations thereunder. References in this Agreement to “termination of employment” or any words to similar effect shall mean a “separation from service” as defined in Treasury Regulation Section 1.409A-1(h). The Parties intend that if any payments hereunder are paid in two or more installments, each installment of such payments shall constitute a separate “payment” for purposes of Section 409A of the Code. Notwithstanding anything to the contrary in this Agreement, if the Company determines (i) that on the date the Executive’s employment with the Company terminates, the Executive is a “specified executive” (as such term is defined under Treasury Regulation Section 1.409A-1(i)) of the Company and (ii) that any payment or payments to be provided to the Executive pursuant to this Agreement constitute deferred compensation (as defined within applicable regulations under Section 409A of the Code after taking into account all applicable exemptions) payable on account of a “separation from service” (as defined in Treasury Regulation Section 1.401(a)-1(h)), then such payments shall be delayed until after the date that is six months after the date of the Executive’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)) with the Company, or, if earlier, the date of the Executive’s death. Any payments delayed pursuant to this Section 9 shall be made in lump sum on the first day of the seventh month following Executive’s separation from service, or, if earlier, the date of the Executive’s death. In addition, to the extent that any reimbursement, in-kind benefit or other, similar plan or arrangement in which the Executive participates during the term of the Executive’s employment under this Agreement or thereafter provides for a “deferral of compensation” within the meaning of Section 409A of the Code, (a) the amount eligible for reimbursement or payment under such plan or arrangement in one calendar year may not affect the amount eligible for reimbursement or payment in any other calendar year (except that a plan providing medical or health benefits may impose a generally applicable limit on the amount that may be reimbursed or paid), (b) subject to any shorter time periods provided herein or the applicable plans or arrangements, any reimbursement or payment of an expense under such plan or arrangement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and (c) the Executive ‘s right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and the Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition before actual payment to the Executive under Section 409A. The Executive agrees and acknowledges that the Company makes no representations or warranties with respect to the application of Section 409A and other tax consequences to any payments hereunder and, by the acceptance of any such payments, the Executive agrees to accept the potential application of Section 409A and the other tax consequences of any payments made hereunder.

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10. Excess Parachute Excise Tax.

Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment, award, benefit or distribution (including any acceleration) by the Company or any entity which effectuates a transaction described in Section 280G(b)(2)(A)(i) of the Code to or for the benefit of the Executive (whether pursuant to the terms of this Agreement or otherwise, but determined before application of any reductions required pursuant to this Section 15) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred with respect to such excise tax by the Executive (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), the Company will automatically reduce such Payments to the extent, but only to the extent, necessary so that no portion of the remaining Payments will be subject to the Excise Tax, unless the amount of such Payments that the Executive would retain after payment of the Excise Tax and all applicable Federal, state and local income taxes without such reduction would exceed the amount of such Payments that the Executive would retain after payment of all applicable Federal, state and local taxes after applying such reduction. Unless otherwise elected by the Executive, to the extent permitted under Code Section 409A, such reduction shall first be applied to any severance payments payable to the Executive under this Agreement, then to the accelerated vesting on any Equity Awards, starting with stock options and stock appreciation rights reversing accelerated vesting of those options and stock appreciation rights with the highest exercise price first and after reversing the accelerated vesting of all stock options and stock appreciation rights, thereafter reversing accelerated vesting of restricted stock and restricted stock units or other similar Equity Awards on a pro rata basis.

All determinations required to be made under this Section 10, including the assumptions to be utilized in arriving at such determination, shall be made by the Company’s independent auditors or such other certified public accounting firm of national standing reasonably acceptable to the Executive as may be designated by the Company (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by either the Company or the Executive. All fees and expenses of the Accounting Firm shall be borne solely by the Company. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive with a written opinion to such effect. Any determination by the Accounting Firm shall be binding upon the Company and the Executive.

11. Withholding. The Company shall have the right to withhold from any amount payable hereunder any Federal, state, and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.

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12. Governing Law; Venue and Jurisdiction. This Agreement will be governed by and construed in accordance with the laws of Florida, without regard to principles of conflict of laws. The Parties agree that any action, suit or proceeding arising out of or relative to this Agreement or the relationship of the Executive and Company shall be instituted only in the state or federal courts located in Florida. Any and all service of process and any other notice in any such action, suit or proceeding shall be effective against any party if given by mail (registered or certified where possible, return receipt requested), postage prepaid, mailed to such party at the address set forth herein.

13. Waiver; Survival. The obligations of the Executive under this Agreement shall survive termination of the Executive’s employment by the Company. Any failure on the part of the Company to insist upon the performance of this Agreement or any part hereof shall not constitute a waiver of any right under this Agreement. No waiver of any provision of this Agreement shall be effective unless in writing and executed by the party waiving the right.

14. Severability. If any provision of this Agreement, or any part thereof, is held by a court to be unenforceable, the Parties agree that the court making such determination shall have the power to sever or otherwise delete specific words or phrases to the extent necessary to permit the remaining covenants to be enforced, and in its reduced form, such provision shall then be enforceable and shall be enforced.

15. Entire Agreement. Except as expressly contemplated by the terms of this Agreement, this Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersede all prior discussions and agreements, written or oral, with respect thereto.

16. Amendments. This Agreement may not be amended or modified except by a writing validly executed by both Parties.

17. Notices. All notices, requests, communications, consents and demands shall be made in writing and shall be deemed given: (i) within five (5) days after being sent by registered or certified mail, first class, postage prepaid, return receipt requested, (ii) the day actually delivered plus six (6) hours if delivered by hand, electronic or email transmission, or messenger, or (iii) within one (1) day after being delivered by a recognized overnight delivery service, if such notice, request, communication, consent or demand is addressed to such party at such party’s address or email specified below in that party’s signature block or such other address or email as the addressee may subsequently notify the other Party of in writing.

18. Attorneys’ fees. In the event the Executive is required to engage in legal action, whether before a court of competent jurisdiction or in arbitration, against any other party hereto, either as plaintiff or defendant, in order to enforce or defend any of his rights under this Agreement, and such action results in a final judgment in favor of the Executive, then the Company shall reimburse the Executive for all legal fees and expenses incurred by the Executive in asserting or defending his rights hereunder. Furthermore, if the Executive must bring a claim to enforce the Executive’s rights, and such claim results in payments to the Executive, then whether or not reduced to a final judgment, the Executive shall be reimbursed for reasonable legal fees incurred.

19. No Duty to Mitigate. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any provisions of this Agreement and such amounts shall not be reduced regardless of whether the Executive obtains other employment.

20. Indemnification. The Company shall indemnify the Executive, to the maximum extent permitted by applicable law, and in the same or better manner and to the same or better extent with respect to each aspect of the indemnification as provided to any other executive of the Company, against all costs, charges and expenses incurred or sustained by the Executive in connection with any action, suit or proceeding to which the Executive may be made a party, brought by any shareholder of the Company directly or derivatively or by any third party by reason of any act or omission of the Executive as an officer, director or the Executive of the Company or of any subsidiary or affiliate of the Company. The Company shall ensure that the Executive is covered under the Company’s directors’ and officers’ insurance to the maximum extent permitted by law and shall not allow such coverage to lapse as a result of the Executive’s termination of employment or otherwise.

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IN WITNESS WHEREOF, the parties have executed this Agreement effective the date first written above.

On behalf of: Bright Green Corporation		On behalf of: Executive

Signature:	/s/ Saleem Elmasri	Signature:	/s/ Terry Rafih
	Saleem Elmasri, CFO		Terry Rafih

Date:	9/22/2022	Date:	9/22/2022

Information for Notice Provisions: Bright Green Corporation 1033 George Hanosh Boulevard Grants, NM Attention: Saleem Elmansri, CFO Email:_ saleem@titanadvisory.us	Information for Notice Provisions: Terry Rafih 9375 Tecumseh Rd East Windsor,Ontario, N8R 1A1 Email: trafih@rafihautogroup.com

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Exhibit A

Ongoing Business Participation

1.	Rafih Autogroup: Chairman and the Chief Executive Officer

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